   Exhibit 10.6

Description of Deferred Compensation Plan for Deborah Dunsire

Millennium Pharmaceuticals, Inc. (the “Company”) credited $500,000 to a tax-deferred account maintained by the Company for Dr. Deborah Dunsire on July 18, 2005 (the effective date of her full time employment with the Company). Dr. Dunsire is entitled to direct the investment of the account in a manner consistent with the investment opportunities provided under the Company’s 401(k) program, as amended from time to time. The account will be adjusted on a daily basis by the income, gain or loss (realized and unrealized) resulting from such investment.

Dr. Dunsire will become 40% vested in the account on July 18, 2009 and an additional 10% of the account will vest on each anniversary thereafter assuming that she remains employed by the Company. Six months after her termination of employment with the Company, the Company will pay to her (or, in the event of her death, her designated beneficiary) the vested portion of the account in ten annual installments, adjusted to reflect the account’s investment returns during the deferral period.